Exhibit 99.2

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS QUARTERLY AND YEAR-END RESULTS,

INCLUDING STRONG CASH FLOW FROM OPERATIONS,

AND AFFIRMS GUIDANCE FOR FISCAL 2005

Company Generates $825 Million in Cash from Operations in Fiscal 2004

VALLEY FORGE, PA, November 2, 2004 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal fourth quarter and year ended September 30, 2004. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Fourth Quarter Highlights

•	Diluted earnings per share of $0.81, including special charges of $0.01, down 22 percent.

•	Operating Revenue of $12.1 billion, up 4 percent.

•	Cash flow from operations of $164 million.

•	Record low interest expense of $23.5 million.

•	Record low total debt to total capital ratio of 24.9 percent.

Fiscal Year Highlights

•	Diluted earnings per share of $4.06, including net special items of $0.03, up 4 percent.

•	Operating Revenue of $48.9 billion, up 7 percent.

•	Net income of $468.4 million, up 6 percent.

•	Cash flow from operations of $825 million.

“We are disappointed with our performance for the quarter and the year, as a lack of price increases in the quarter and the loss of a major customer in the June quarter significantly reduced earnings,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “However, our disciplined working capital management delivered excellent cash generation and the strongest balance sheet in our history. Net of two large customer losses in fiscal 2004, our Company is building positive momentum, and we anticipate returning to our long-term diluted earnings per share growth target by the September quarter of 2005. We remain enthusiastic about our future, and see excellent opportunities as we complete our new distribution network and look to leverage the added pharmaceutical utilization of the Medicare Modernization Act in 2006.”

Discussion of Results

AmerisourceBergen’s operating revenue was $12.1 billion in the fourth quarter of fiscal 2004 compared to $11.7 billion for the same period last year, a 4 percent increase. Bulk deliveries in the quarter increased 37 percent to $1.2 billion.

Consolidated operating income in the quarter declined 26 percent to $171.6 million. Lower operating expenses in both reported segments were unable to offset the impact of fewer manufacturer drug price increases in the pharmaceutical distribution segment and competitive pressure in both the pharmaceutical distribution and PharMerica segments.

Interest expense in the fourth quarter of fiscal 2004 was a record low $23.5 million compared to $34.7 million in the prior year’s fourth quarter, a 32 percent decrease driven by significantly lower average inventory levels in the quarter.

Diluted earnings per share for the fourth quarter of fiscal 2004 were $0.81, a decrease of 22 percent compared to the $1.04 in the prior year’s fourth quarter. Included in the fiscal 2004 fourth quarter results is a $1.3 million charge, net of tax, related to facility consolidation and employee severance costs. The previous fiscal year’s fourth quarter included a similar $1.5 million charge, net of tax. The earnings per share impact of these items was a decrease of $0.01 in each fiscal fourth quarter.

As of September 30, 2004 the Company had completed $145 million of its $500 million share repurchase program, and as of today the program is approximately 80 percent complete.

Operating revenue in fiscal 2004 increased 7 percent to $48.9 billion from $45.5 billion in the previous fiscal year. Bulk deliveries to customer warehouses were up 5 percent to $4.3 billion.

Consolidated operating income for fiscal 2004 increased 1 percent to $890.4 million as the reduction in operating expenses offset a decline of 3 percent in gross profit.

For the fiscal year ended September 30, 2004, diluted earnings per share were $4.06, a 4 percent increase over the $3.89 in the previous fiscal year. The net impact of the gain from an antitrust litigation settlement and charges related to the early retirement of debt and facility consolidations and employee severance costs in fiscal 2004 increased earnings per share by $0.03. Charges related to early retirement of debt and facility consolidations and employee severance costs in fiscal year 2003 decreased earnings per share by $0.07.

Cash generated from operations in fiscal 2004 was $825 million compared to $355 million last fiscal year. The Company’s total debt to total capital ratio was a record low 24.9 percent.

“With tough market and industry conditions, fiscal 2004 was below our standard,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “As one would expect, significant activities are underway to improve performance and better position us for the years ahead.

“During fiscal 2004, we continued to expand our offerings in pharmaceutical services. Our Specialty Group was a bright spot in the year, with revenues exceeding $5.5 billion for the first time and commercialization services continuing to expand. Our Technology Group and Packaging Group gained traction with the introduction of a number of new products and services.

“In the Drug Corporation, we continued to build our new distribution center network. The program remains on schedule and on budget. Our new Sacramento, California, and Columbus, Ohio, facilities are fully operational. We anticipate having all of our six new distribution centers completed in 2006, and now expect to have less than 30 distribution centers in our final network configuration. Coupled with our new warehouse management system, the new network will drive additional cost savings and improved customer service in the years ahead.”

“In our PharMerica segment, we continue to face a difficult competitive pricing environment with revenue down for the year due to customer losses last fall. However, operational discipline and expense reduction drove operating income up and operating margin was well to over 7 percent for the year,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation and the AmerisourceBergen Specialty, Packaging and Technology groups) and PharMerica (which includes the long term care pharmacy and workers’ compensation fulfillment businesses). Intersegment sales of $225.7 million in the fourth quarter of fiscal 2004 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the fourth quarter of fiscal 2004 increased to $12.0 billion compared with $11.5 billion in the fourth quarter of fiscal year 2003, a 4 percent increase.

In May, the Company stopped servicing the Department of Veterans Affairs (VA) pharmaceutical distribution contract and in August stopped supplying Advance PCS, a pharmacy benefits manager acquired by a competitor that was not an AmerisourceBergen customer. The contract losses reduced sales 10 percent in the quarter, lowering the segment’s overall revenue growth rate. Lower price appreciation and a strong competitive environment, including the VA impact, also reduced gross and operating margins in the quarter. The Company recorded a LIFO credit of $27 million in the quarter, compared to a $14 million credit in the same quarter of the prior year, due to the significantly fewer price increases in the quarter.

Pharmaceutical Distribution customer mix in the fourth quarter of fiscal 2004 was 56 percent institutional and 44 percent retail. Operating revenue from retail customers grew faster than operating revenue from institutional customers, which includes mail order and alternate site facilities, hospitals and specialty pharmaceutical customers.

AmerisourceBergen Specialty Group continued its excellent performance. The Group continues to build on its leadership position in the distribution of products and services to physicians in numerous disease states, including its industry leading position in oncology. The Group also continues to grow its manufacturer services businesses, including third party logistics, reimbursement consulting and physician education.

AmerisourceBergen Packaging Group, which includes product packaging for manufacturers and repackaging for healthcare providers, added capacity and new customers in the quarter. The Company’s Technology Group, which provides pharmacy automation and patient safety solutions to healthcare providers, continued to build its order backlog.

For the segment, gross profit as a percentage of operating revenue in the fourth quarter of fiscal 2004 was 3.14 percent, compared to 3.86 percent in the same period in the prior fiscal year. Total operating expenses as a percentage of operating revenue in the fourth quarter of fiscal 2004 were 1.98 percent, an 11 basis point improvement over the same quarter last year. Operating income was $140.0 million in the fourth quarter of fiscal 2004, a 31 percent decline from $204.0 million for the same quarter last year, and as a percentage of operating revenue, was 1.17 percent, a 60 basis point decrease from the fourth quarter of fiscal 2003.

PharMerica

PharMerica’s operating revenue for the fourth quarter of fiscal 2004 was $390.4 million, compared with $408.4 million in the previous year’s fourth quarter reflecting the previously announced loss of several customers last fall and a competitive pricing environment.

Operating income for the fourth quarter of fiscal 2004 was $33.8 million, up 17 percent from $28.9 million for the same quarter last year due to a $26 million decline in operating expenses. Lower expenses were in part the result of a $12 million reduction in sales and use tax expense. Consistent with prior quarters, headcount reductions and a reduction in bad debt expense also reduced expenses in the segment.

Looking To Fiscal 2005

“Our expectations and assumptions for fiscal 2005 remain unchanged from our announcement on October 5, 2004,” said Yost. “We anticipate operating revenue and operating income to be essentially flat for fiscal 2005, and diluted earnings per share for fiscal 2005 of between $4.20 and $4.30. Fiscal 2005 to fiscal 2004 comparisons are expected to be weakest in the first part of the year, with the September quarter of fiscal 2005 expected to post a diluted earnings per share increase of 15 percent or more over the same quarter in 2004. Our guidance is based on low double-digit growth for the U.S. pharmaceutical market, including approximately 5 percent in price appreciation in the fiscal year.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on November 2, 2004. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 326-1011, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 3:00 p.m. November 2, 2004 until 11:59 p.m. November 9, 2004. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 746975
(320) 365-3844 from outside the U.S., access code: 746975

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2004	% of Operating Revenue	Three Months Ended September 30, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,145,286	100.00%	$11,733,254	100.00%	4%
Bulk deliveries to customer warehouses	1,243,388		906,329		37%

Total revenue	13,388,674		12,639,583

Cost of goods sold	12,894,843		12,055,417		7%

Gross profit	493,831	4.07%	584,166	4.98%	-15%

Operating expenses:
Distribution, selling and administrative	299,539	2.47%	330,934	2.82%	-9%
Depreciation and amortization	20,524	0.17%	20,313	0.17%	1%
Facility consolidations and employee severance	2,198	0.02%	2,426	0.02%	-9%

Operating income	171,570	1.41%	230,493	1.96%	-26%

Other (income)/loss	(251)	0.00%	457	0.00%	N/A

Interest expense	23,482	0.19%	34,726	0.30%	-32%

Income before taxes	148,339	1.22%	195,310	1.66%	-24%

Income taxes	56,350	0.46%	75,780	0.65%	-26%

Net income	$91,989	0.76%	$119,530	1.02%	-23%

Earnings per share:
Basic	$0.83		$1.07		-22%
Diluted	$0.81		$1.04		-22%

Weighted average common shares outstanding:
Basic	110,962		111,503
Diluted	116,991		117,896

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal Year Ended September 30, 2004	% of Operating Revenue	Fiscal Year Ended September 30, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$48,870,615	100.00%	$45,536,689	100.00%	7%
Bulk deliveries to customer warehouses	4,308,339		4,120,639		5%

Total revenue	53,178,954		49,657,328

Cost of goods sold	50,999,772		47,410,169		8%

Gross profit	2,179,182	4.46%	2,247,159	4.93%	-3%

Operating expenses:
Distribution, selling and administrative	1,205,465	2.47%	1,284,132	2.82%	-6%
Depreciation and amortization	75,766	0.16%	70,991	0.16%	7%
Facility consolidations and employee severance	7,517	0.02%	8,930	0.02%	-16%

Operating income	890,434	1.82%	883,106	1.94%	1%

Other (income)/loss	(6,236)	-0.01%	8,015	0.02%	N/A

Interest expense	112,705	0.23%	144,744	0.32%	-22%
Loss on early retirement of debt	23,592	0.05%	4,220	0.01%	459%

Income before taxes	760,373	1.56%	726,127	1.59%	5%

Income taxes	291,983	0.60%	284,898	0.63%	2%

Net income	$468,390	0.96%	$441,229	0.97%	6%

Earnings per share:
Basic	$4.20		$4.03		4%
Diluted	$4.06		$3.89		4%

Weighted average common shares outstanding:
Basic	111,617		109,513
Diluted	117,779		115,954

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$871,343	$800,036
Accounts receivable, net	2,260,973	2,295,437
Merchandise inventories	5,135,830	5,733,837
Prepaid expenses and other	27,243	29,208

Total current assets	8,295,389	8,858,518

Long-term assets	3,358,614	3,181,607

Total assets	$11,654,003	$12,040,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,947,037	$5,393,769
Current portion of long-term debt	181,360	61,430
Other current liabilities	875,511	800,903

Total current liabilities	6,003,908	6,256,102

Long-term debt, less current portion	1,257,111	1,722,724

Other liabilities	53,939	55,982

Stockholders’ equity	4,339,045	4,005,317

Total liabilities and stockholders’ equity	$11,654,003	$12,040,125

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal Year Ended September 30, 2004	Fiscal Year Ended September 30, 2003
Operating Activities:
Net income	$468,390	$441,229
Non-cash items	151,460	271,192
Changes in operating assets and liabilities	205,231	(357,606)

Net cash provided by operating activities	825,081	354,815

Investing Activities:
Capital expenditures	(189,278)	(90,554)
Cost of acquired companies, net of cash acquired, and other	(68,546)	(111,255)
Proceeds from sale-leaseback transaction	15,602	—

Net cash used in investing activities	(242,222)	(201,809)

Financing Activities:
Net long-term debt repayments	(368,425)	(38,989)
Exercise of stock options	15,151	42,564
Cash dividends on common stock	(11,197)	(10,995)
Treasury shares purchased	(144,756)	—
Other	(2,325)	(8,890)

Net cash used in financing activities	(511,552)	(16,310)

Increase in cash and cash equivalents	71,307	136,696

Cash and cash equivalents at beginning of period	800,036	663,340

Cash and cash equivalents at end of period	$871,343	$800,036

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$11,980,562	$11,536,052	4%
PharMerica	390,405	408,380	-4%
Intersegment eliminations	(225,681)	(211,178)	-7%

Operating revenue	$12,145,286	$11,733,254	4%

	Three Months Ended September 30,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$140,002	$204,025	-31%
PharMerica	33,766	28,894	17%
Facility consolidations and employee severance	(2,198)	(2,426)	9%

Operating income	$171,570	$230,493	-26%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.14%	3.86%
Operating expenses	1.98%	2.09%
Operating income	1.17%	1.77%

PharMerica
Gross profit	30.02%	33.92%
Operating expenses	21.37%	26.84%
Operating income	8.65%	7.08%

AmerisourceBergen Corporation
Gross profit	4.07%	4.98%
Operating expenses	2.65%	3.01%
Operating income	1.41%	1.96%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$48,171,178	$44,731,200	8%
PharMerica	1,575,255	1,608,203	-2%
Intersegment eliminations	(875,818)	(802,714)	-9%

Operating revenue	$48,870,615	$45,536,689	7%

	Fiscal Year Ended September 30,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$738,100	$788,193	-6%
PharMerica	121,846	103,843	17%
Facility consolidations and employee severance	(7,517)	(8,930)	16%
Gain on litigation settlement	38,005	—	N/A

Operating income	$890,434	$883,106	1%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.45%	3.85%
Operating expenses	1.92%	2.09%
Operating income	1.53%	1.76%

PharMerica
Gross profit	30.45%	32.69%
Operating expenses	22.72%	26.23%
Operating income	7.74%	6.46%

AmerisourceBergen Corporation
Gross profit	4.46%	4.93%
Operating expenses	2.64%	3.00%
Operating income	1.82%	1.94%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2004	2003	2004	2003
Net income	$91,989	$119,530	$468,390	$441,229
Interest expense - convertible subordinated notes, net of income taxes	2,551	2,518	10,141	9,997

Income available to common stockholders	$94,540	$122,048	$478,531	$451,226

Weighted average common shares outstanding - basic	110,962	111,503	111,617	109,513
Effect of dilutive securities:
Options to purchase common stock	365	729	498	777
Convertible subordinated notes	5,664	5,664	5,664	5,664

Weighted average common shares outstanding - diluted	116,991	117,896	117,779	115,954

Earnings per share:
Basic	$0.83	$1.07	$4.20	$4.03
Diluted	$0.81	$1.04	$4.06	$3.89